Exhibit 99.1

FOR IMMEDIATE RELEASE
Investors & Media:
Julie D. Tracy
Sr. Vice President, Chief Communications Officer
Wright Medical Group, Inc.
(901) 290-5817
julie.tracy@wmt.com

Wright Medical Group, Inc. Announces Receipt of Second Request from

Federal Trade Commission Regarding Proposed Merger with

Tornier N.V.

Also Provides Update on Pre-Approval Vendor Inspection by FDA for Augment® Bone Graft

MEMPHIS, Tenn. – February 2, 2015 – Wright Medical Group, Inc. (NASDAQ: WMGI) today announced that on January 28, 2015 it received from the Federal Trade Commission (“FTC”) a Request for Additional Information and Documentary Material (commonly known as a “Second Request”) in connection with its proposed merger with Tornier N.V. Wright also announced that the previously disclosed pending pre-approval inspection of an Augment Bone Graft vendor had concluded and resulted in the issuance of a Form 483 containing certain observations to which the vendor has already responded.

Update on Hart-Scott-Rodino Review Process for Proposed Merger with Tornier N.V.

On January 28, 2015, Wright received a Second Request in connection with the proposed merger with Tornier. Issuance of the Second Request extends the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, until 30 days after both parties have substantially complied with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The Company intends to cooperate fully with the FTC.

All product lines identified in the Second Request are lower extremity products. Tornier has indicated that, for the period ended September 30, 2014, its lower extremity product lines identified in the Second Request accounted for, in the aggregate, global revenue of approximately $21 million, and U.S. revenue of approximately $14.9 million, which is less than the $15 million U.S. revenue threshold identified in Section 6.05(e) of the merger agreement. The Company continues to believe that, whatever the resolution of the Second Request, the economics and strategic rationale of the transaction will not materially be affected, and the transaction will close. From a timing standpoint, the Company believes a second quarter 2015 closing is still possible, but is now a best-case scenario. In addition to obtaining FTC clearance, the proposed transaction remains subject to customary closing conditions, including approval by both Wright and Tornier shareholders.

Robert Palmisano, president and chief executive officer, stated, “We just received the Second Request and are evaluating our options. We will continue to work cooperatively with the FTC to resolve this as quickly as possible. Whatever the final resolution, we do not expect it to have a material impact on the strategic rationale or economics of the proposed merger, and we remain firmly committed to the transaction.”

Update on Augment Pre-Approval Inspection

Wright also announced that one of its vendors received a Form 483 at completion of a recent FDA pre-approval inspection for Augment® Bone Graft. The 483 cited several observations. The vendor has submitted a full response to FDA that the vendor and the Company believe will satisfactorily address the FDA’s observations. Based on this, Wright continues to anticipate final approval of Augment® Bone Graft in the first half of 2015 but believes a first quarter approval is unlikely.

Internet Posting of Information

Wright routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.wmt.com. The Company encourages investors and potential investors to consult our website regularly for important information about us.

About Wright Medical

Wright Medical Group, Inc. is a specialty orthopaedic company that provides extremity and biologic solutions that enable clinicians to alleviate pain and restore their patients’ lifestyles. The company is the recognized leader of surgical solutions for the foot and ankle market, one of the fastest growing segments in medical technology, and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit www.wmt.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about the FTC’s Second Request in connection with the proposed Tornier merger, the expected impact of the Second Request on the timing and economics of the merger with Tornier, statements about the anticipated benefits of the merger with Tornier, statements about the expected resolution of FDA observations following an FDA pre-approvable inspection of a vendor for Augment Bone Graft, the approvable status and anticipated final PMA approval of Augment® Bone Graft, and the anticipated positive effects of such. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, failure to obtain FTC clearance for the proposed merger with Tornier, uncertainties as to the timing of the closing of the merger with Tornier; uncertainties as to whether Tornier shareholders and Wright shareholders will approve the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of Wright’s or Tornier’s control; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Wright and Tornier may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on Wright’s and Tornier’s respective business relationships with third parties; transaction costs; actual or contingent liabilities; the adequacy of the combined company’s capital resources; failure or delay in ultimately obtaining FDA approval of Augment® Bone Graft for commercial sale in the United States, failure to achieve the anticipated benefits from approval of Augment® Bone Graft, and the risks identified under the heading “Risk Factors” in Wright’s Annual Report on Form 10-K, filed with the SEC on February 27, 2014, and Tornier’s Annual Report on Form

10-K, filed with the SEC on February 21, 2014, as well as both companies’ subsequent Quarterly Reports on Form 10-Q and other information filed by each company with the SEC. Investors should not place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Wright’s and Tornier’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and Wright undertakes no obligation to update or revise any of these statements. Wright’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

IMPORTANT ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER WITH TORNIER AND WHERE TO FIND IT

In connection with the proposed merger, Tornier has filed with the U.S. Securities and Exchange Commission (SEC) a registration statement on Form S-4 that includes a preliminary joint proxy statement of Wright and Tornier that also constitutes a preliminary prospectus of Tornier. The registration statement is not complete and will be further amended. Wright and Tornier will make the final joint proxy statement/prospectus available to their respective shareholders. Investors are urged to read the final joint proxy statement/prospectus when it becomes available, because it will contain important information. The registration statement, definitive joint proxy statement/prospectus and other documents filed by Tornier and Wright with the SEC will be available free of charge at the SEC’s website (www.sec.gov) and from Tornier and Wright. Requests for copies of the joint proxy statement/prospectus and other documents filed by Wright with the SEC may be made by contacting Julie D. Tracy, Senior Vice President and Chief Communications Officer by phone at (901) 290-5817 or by email at julie.tracy@wmt.com, and request for copies of the joint proxy statement/prospectus and other documents filed by Tornier may be made by contacting Shawn McCormick, Chief Financial Officer by phone at (952) 426-7646 or by email at shawn.mccormick@tornier.com.

Wright, Tornier, their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Wright’s and Tornier’s respective shareholders in connection with the proposed transaction. Information about the directors and executive officers of Wright and their ownership of Wright stock is set forth in Wright’s annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 27, 2014 and its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 31, 2014. Information regarding Tornier’s directors and executive officers is contained in Tornier’s annual report on Form 10-K for the fiscal year ended December 29, 2013, which was filed with the SEC on February 21, 2014, and its proxy statement for its 2014 annual general meeting of shareholders, which was filed with the SEC on May 16, 2014. These documents can be obtained free of charge from the sources indicated above. Certain directors, executive officers and employees of Wright and Tornier may have direct or indirect interest in the transaction due to securities holdings, vesting of equity awards and rights to severance payments. Additional information regarding the participants in the solicitation of Wright and Tornier shareholders will be included in the joint proxy statement/prospectus.

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